Exhibit (d)(5)

MUTUAL NONDISCLOSURE AGREEMENT

In connection with the consideration of a potential license, partnership or negotiated transaction (the “Transaction”) with Hildred Capital Management, LLC (herein, “Hildred Capital”) involving Crown Laboratories Holdings, Inc. (the “Company”) and Revance Therapeutics, Inc. (herein, “Revance”), the parties desire to enter into this mutual nondisclosure agreement (hereafter, the “Agreement”) to protect and preserve the confidentiality of certain nonpublic, confidential and proprietary information of the parties that may be disclosed or made available to the parties and their Representatives (as defined below) in connection with such discussions. Accordingly, Hildred Capital and Company are prepared to furnish Revance with certain confidential, proprietary, or non-public information concerning the Company, its subsidiaries and their respective businesses and Revance is prepared to furnish Hildred Capital and the Company with confidential, proprietary, or non-public information concerning Revance and Revance’s subsidiaries and their respective businesses, all of which is deemed confidential and proprietary (subject to the exceptions outlined below). All such confidential, proprietary, or non-public information is herein collectively referred to as the “Evaluation Material.” The party disclosing Evaluation Material pursuant to this Agreement shall be referred to as the “Discloser.” The party receiving Evaluation Material pursuant to this Agreement shall be referred to as the “Recipient.”

Specifically, the parties agree that:

1. To maintain the confidentiality of the Evaluation Material, the Recipient agrees on behalf of the Recipient and its Representatives: (a) not to use any Evaluation Material or notes, summaries, analyses or other material derived therefrom (collectively, “Notes”) except to determine whether the Recipient wishes to propose to enter into a Transaction and the terms thereof; (b) not to disclose any Evaluation Material or Notes other than to the Recipient’s “Affiliate(s)” (within the meaning of Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and its owners, stockholders, members, partners, principals, directors, managers, officers, employees, contractors, agents, consultants, advisors (including without limitation, attorneys, accountants, and financial advisors) representatives of the Recipient and the Recipient’s Affiliate(s), and potential debt or equity financing sources (collectively, “Representatives”) with a reasonable need to know the information contained therein; provided, that such Representatives shall have agreed to be bound by the terms of this Agreement or shall otherwise be bound by obligations of confidentiality no less restrictive than this Agreement; provided, further, that the Recipient agrees to be responsible for any breach of this Agreement by any of the Recipient’s Representatives; and (c) not to disclose that the Evaluation Material has been made available, that the Recipient or the Recipient’s Representatives have inspected any Evaluation Material, or that Revance and the Company may be considering a Transaction or have had, are having or propose to have any discussions with respect thereto. Notwithstanding anything to the contrary contained herein, (i) no person shall be considered Hildred Capital’s “Representative” hereunder unless such person has received Evaluation Material or Notes from or on behalf of Hildred Capital and (ii) the term “Representative” shall not include, and nothing in this agreement shall be binding upon or in any way restrict the activities of, any portfolio company of any investment fund advised or managed by Hildred Capital (each, a “Portfolio Company”) that does not receive any Evaluation Material or Notes from or on behalf of Hildred Capital under this agreement. Furthermore, Revance acknowledges that Hildred Capital’s employees serve as directors of Portfolio Companies, and such Portfolio Companies will not be deemed to have received Evaluation Material or Notes solely due to the dual role of any such employee so long as such employee does not provide any Evaluation Material or Notes to the other directors, officers or employees of such Portfolio Companies (other than those also serving in such a dual role).

2. The Discloser may elect at any time to terminate further access by the Recipient to the Evaluation Material. The Recipient agrees that upon any such termination, the Recipient will, upon Discloser’s written request, promptly destroy all Evaluation Material and Notes, and confirm in writing to the Discloser that all such material has been destroyed in compliance with this Agreement. No such termination of further access will affect the Recipient’s obligations hereunder or those of the Recipient’s Representatives, all of which obligations shall continue in effect until their termination in accordance with this Agreement.

3. Notwithstanding Article 2: (a) if and to the extent required by applicable law, rule, regulation, or as may be required to comply with bona fide document retention policies or professional standards, the Recipient and its Representatives may retain one copy of the Evaluation Material and Notes solely for the purpose of compliance with such law, rule, regulation, document retention policies, or professional standards; and (b) the Recipient’s computer systems and those of its Representatives may automatically make and retain backup copies of the Evaluation Material and Notes in the Recipient’s or its Representative’s archival or back-up computer storage for the period that the Recipient or its Representatives normally archive backed-up computer records, provided that such Evaluation Material or Notes shall be accessed, used, or disclosed by the Recipient or its Representatives solely for the purpose of compliance with applicable law, rule or regulation, and further provided that any such retained Evaluation Material or Notes shall remain subject to the confidentiality obligations contained herein for the term of this Agreement.

4. The restrictions relating to the disclosure and use of Evaluation Material and Notes shall be inoperative as to particular portions of the Evaluation Material or Notes if such information (a) becomes generally available to the public other than as a result of a disclosure by the Recipient or the Recipient’s Representatives in violation of this Agreement, (b) was available to the Recipient on a non-confidential basis or was already in the public domain prior to its disclosure to the Recipient by the Discloser or its Representatives, (c) becomes available to the Recipient on a non-confidential basis from a source, other than the Discloser or its Representatives, provided, such source, to the knowledge of Recipient, is not prohibited from disclosing such information to the Recipient by a contractual, legal, fiduciary or other obligation to maintain confidentiality to the Discloser or its Representatives, or (d) was developed by or on behalf of the Recipient (or the Recipient’s Representatives) independent of and without reference to the Discloser’s Evaluation Material or Notes.

5. If the Recipient or the Recipient’s Representatives are requested or required by law, regulation, judicial or governmental order, in any court proceeding or in any action by any governmental authority (including by oral questions, depositions, interrogatories, requests for information, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material or Notes, it is agreed that, unless prohibited by law, the Recipient will provide the Discloser with prompt notice thereof so that the Discloser may seek, at the Discloser’s sole expense, an appropriate protective order or other remedy or so that the Discloser may waive compliance, in whole or in part, with the terms of this Agreement. In the event that the Recipient has not received written notice from the Discloser before such requested or required disclosure date confirming that such protective order or other remedy has been obtained (along with a copy of such order or other appropriate documentation), or the Discloser waives compliance with the provisions of this Agreement, the Recipient may, without liability hereunder, disclose only that portion of the Evaluation Material or Notes that is requested or required of the Recipient or the Recipient’s Representatives. The Recipient agrees to reasonably cooperate with the Discloser in obtaining an appropriate protective order or other remedy (at the Discloser’s sole expense). Notwithstanding the foregoing, or any other provision of this Agreement to the contrary, Recipient and its Representatives may disclose Evaluation Material or Notes without notice to or consent from the Discloser in connection with a routine examination by a regulatory or supervisory authority having jurisdiction over it, provided that such examination does not specifically target the Discloser, the Transaction, or this Agreement.

6. The Recipient understands and agrees that neither the Discloser nor its Affiliate(s) or Representatives make any representations or warranties, express or implied, with respect to any of the Evaluation Material, except for any representations and warranties that may be expressly made to a party in a final definitive agreement relating to the Transaction, if, as and when executed and subject to the terms and conditions set forth in any such final definitive agreement. The Recipient also agrees that neither the Discloser nor its Affiliate(s) or Representatives shall assume any responsibility or have any liability to the Recipient or its Representatives resulting from the selection or use of the Evaluation Material by the Recipient or its Representatives.

7. For a period of one (1) year following the date hereof, neither party will, directly or indirectly, solicit for employment or hire any officer or employee of the other party or any of its subsidiaries with whom such party has had contact or became known to such party in connection with its consideration of the Transaction, except that a party shall not be precluded from hiring any officer or employee who: (a) responds to any public advertisement or general search placed by or on behalf of such party or its Representatives not specifically directed at such officer or employee, (b) contacts such party on his or her own initiative without direct or indirect solicitation from such party, (c) is referred to such party by search firms, employment agencies, or other similar entities provided that such entities have not been specifically instructed by such party to solicit employees of the other party, or (d) has been terminated by a party or its subsidiaries prior to commencement of employment discussions between the other party and such officer or employee and without any direct or indirect solicitation by such party prior to such termination.

8. For a period of one (1) year from the date of this Agreement, Revance, Hildred Capital and Company, shall not, without the prior written approval of the target party or in conformity with the procedures established in connection with a possible Transaction, directly or indirectly use the Evaluation Material or Notes to: (a) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of the target party, (b) make any proposal to seek representation on the Board of Directors of the target party or otherwise act or seek to control or influence the management, Board of Directors or policies of the target party, (c) instigate, encourage, or assist any third party (including forming a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with any third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clauses (a) and (b), or (d) request the target party (or its directors, officers, employees, agents or Representatives) to amend or waive any provision of this Section. However, the foregoing language is not meant to exclude Hildred Capital from making a direct private solicitation directly to the Revance Board of Directors after making the same solicitation to Revance management.

9. Each party hereby acknowledges that it is aware that the United States securities laws prohibit any person who has received material, non-public information regarding an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

10. Each party agrees that no contract or agreement providing for any Transaction shall be deemed to exist unless and until the parties execute and deliver a final definitive agreement relating thereto. Each party also agrees that unless and until the parties shall have executed and delivered a final definitive agreement, neither party nor the Company will be under any legal or equitable obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. Each party reserves the right, in its sole discretion, to terminate discussions and negotiations at any time.

11. It is further understood and agreed that money damages may not a sufficient remedy for any breach or threatened breach of this Agreement and that each party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach of this Agreement and the parties further agree to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity.

12. This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof. This Agreement may be modified or amended only by a written agreement signed by the parties hereto by their authorized representatives. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement shall confer any rights, remedies or claims upon any person or entity not a party assignee or a permitted assignee of a party to this Agreement. In the event of any conflict or inconsistency between this Agreement, on the one hand, and any terms or provisions of any confidential information memorandum document (or similar document) or any web-based data room hosted or maintained in connection with the Transaction, on the other hand, the terms of this Agreement shall control.

13. Each party represents and warrants to the other party that (a) this Agreement is a valid and binding obligation of such party, enforceable against such party in accordance with its terms, and (b) the execution and delivery of this Agreement by such party does not conflict with or constitute a violation of or default under such party’s organizational documents, any statute, law, regulation, order or decree applicable to such party, or any contract, commitment, agreement, arrangement or restriction of any kind to which such party is a party or by which such party is bound. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14. The parties understand and agree that no failure of delay by the other party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

15. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof Any legal suit, action, or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted in the federal courts of the United States or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit action, or proceeding and waives any objection based on improper venue or forum non conveniens.

16. Either party may terminate this Agreement at any time by providing written notice to the other party; provided that, each party’s obligations under this Agreement shall remain in effect until the earlier of: (a) one (1) year from the date hereof, or (b) the date of consummation of a Transaction between the parties as provided in a final definitive agreement.

IN WITNESS WHEREOF, the parties have entered into and executed this Agreement as of the later of the two dates identified below.

HILDRED CAPITAL MANAGEMENT, LLC		REVANCE THERAPEUTICS, INC.

Signature:	/s/ Andrew Goldman	Signature:	/s/ Dwight Moxie

Print: Andrew Goldman		Print: Dwight Moxie

Title: Managing Member		Title: General Counsel

Date: 1/28/2024		Date: 1/28/2024

Address: 745 5th Avenue, Suite 1701 New York, NY 10151 USA		Address: 1222 Demonbreun St., 20th Floor Nashville, TN 37203 USA

Tel:		Tel:	(510) 742-3400

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